UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Flowers,                         J.                  Christopher
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   (Last)                           (First)             (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
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                                    (Street)

   New York,                         NY                  10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Enstar Group, Inc. (The)
   ESGR
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

   September/1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
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                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |2.          | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Transaction | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |Date        | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |(mm/dd/yy)  |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
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                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  09/09/98  |    P   |   |     30,000    |  A  | $13.435  |    75,195    |    D    |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

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                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
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              |        |        |      |               |                 |                       |        |9.        |10.   |      |
              |        |        |      |               |                 |                       |        |Number    |Owner-|      |
              |        |        |      |               |                 |                       |        |of        |ship  |      |
              |2.      |        |      |               |                 |                       |        |Deriv-    |of    |      |
              |Conver- |        |      | 5.            |                 |7.                     |        |ative     |Deriv-|11.   |
              |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-    |ative |Nature|
              |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities     |Secur-|of    |
              |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-     |ity:  |In-   |
              |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially  |Direct|direct|
              |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned     |(D) or|Bene- |
1.            |of      |action  |Code  | of (D)        |(Month/Day/Year) |            |Amount    |ative   |at End    |In-   |ficial|
Title of      |Deriv-  |Date    |(Instr| (Instr. 3,    |---------------- |            |or        |Secur-  |of        |direct|Owner-|
Derivative    |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |            |Number    |ity     |Month     |(I)   |ship  |
Security      |Secur-  |Day/    |------| ------------  |Exer-   |tion    |            |of        |(Instr. |(Instr.   |(Instr|(Instr|
(Instr. 3)    |ity     |Year)   |Code|V|  (A)   | (D)  |cisable |Date    |Title       |Shares    |5)      |4)        |4)    |4)    |
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Stock Option  |        |        |    | |        |      |        |        |            |          |        |          |      |      |
(right to buy)|$10.8125|        |    | |        |      |   01   |01/01/07|Common Stock|25,000    |        |25,000    |  D   |      |
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              |        |        |    | |        |      |        |        |                       |        |          |      |      |
Stock Units   |1-for-1 |07/01/98| A  |V|347.8261|      |   02   |   02   |Common Stock|347.8261  |$14.375 |          |  D   |      |
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              |        |        |    | |        |      |        |        |            |          |        |          |      |      |
Stock Units   |1-for-1 |08/17/98| A  |V|187.7934|      |   02   |   02   |Common Stock|187.7934  |$13.3125|2,201.3763|  D   |      |
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Explanation of Responses:

01: These options were granted to the Reporting Person pursuant to The Enstar Group, Inc. 1997 Amended Outside Directors' Stock Option Plan. The options become exercisable in five equal installments on 06/30/97, 01/01/98, 01/01/99, 01/01/00 and 01/01/01.

02: These stock units were accrued under The Enstar Group, Inc. Deferred Compensation and Stock Plan for Non-Employee Directors and are to be settled in a lump sum distribution within 30 days after the termination of the Reporting Person's services on the Board of Directors.


By:  s/ Hans L. Reich                                        October 13, 1998
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      **Signature of Reporting Person                             Date
             Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.